EXHIBIT 1


                        SHELLS INVESTMENT PARTNERS, LLC.
                         100 S. ASHLEY DRIVE, SUITE 1650
                              TAMPA, FLORIDA 33602


                                  May 27, 2004

Mr. Bruce Galloway
Mr. Gary Herman
Galloway Capital Management, LLC
1325 Avenue of the Americas, 26th Floor
New York, New York 10019

   Re:  Shells Seafood Restaurants, Inc.


Gentlemen:

           The following reflects our understanding of the terms by which you will purchase certain assets of Shells Seafood Restaurants, Inc. (the "COMPANY") that we own. Except for item number 9 (relating to confidentiality and the trading in shares of the Company's stock and item number 13, the "no shop" clause), this term sheet represents only our current intention to negotiate and enter into a definitive acquisition agreement. It is not, and is not intended to be, a binding agreement between us (except as to the above mentioned items), and neither of us have any liability to the other if we fail to execute a definitive agreement for any reason. Statements below as to what we, or you, will do, or agree to do, or the like, are so expressed for convenience only, and are understood in all instances (except for the items enumerated above) to be subject to our mutual continued willingness to proceed with any transaction as our negotiations take place. Either party can terminate this term sheet or further negotiations at any time, for any reason. The terms and conditions that we have discussed are set forth below.

                1. Purchaser. The purchaser of the Assets will be Galloway Capital Management, LLC. or an affiliate (the "PURCHASER").

                2. Seller. The seller of the Assets will be Shells Investment Partners, LLC.(the "SELLER").

                3. Assets. The assets (the "ASSETS") that are being sold to you are:

                (a) All of our rights under the Securities Purchase Agreement, dated January 31, 2002 by and among Shells Seafood Restaurants, Inc. (the "COMPANY"); Banyon Investment, LLC ("BANYON"); and us.

                (b) Except as set forth below, the promissory note issued by the Company, in the original principal amount of $1,000,000, dated January 31, 2002 and designated as Note No. A-1 (the "PROMISSORY NOTE"), and all of our rights thereunder other than accrued interest owed under the Promissory Note. The Promissory Note accrues interest at an annual rate of 15%, payable 8% on a current basis ("CURRENT PAY INTEREST") and 7% on a deferred basis ("DEFERRED INTEREST").


                               Page 7 of 10 pages

                (c) Four Million Eight Thousand Six Hundred and Fifteen (4,008,615) Warrants issued by the Company pursuant to the Warrant dated January 31, 2002 and designated as Warrant No. 001;

                (d) All of our rights under the Investors Rights Agreement. In that regard, all of our nominees to the Board of Directors of the Company will, at your request, resign as members of the Board of Directors at such time as requested.

                (e) Except as set forth below in item 7(b), all of our rights under the security documents, including the: (1) the Security Agreement dated January 31, 2002 by and among the Company, Banyon and us; (2) the Stock Pledge Agreement dated January 31, 2002 by and among the Company, Banyon and us; (3) the Trademark Security Agreement dated January 31, 2002 by and among the Company, Banyon and us; and (4) the Copyright Security Agreement dated January 31, 2002 by and among the Company, Banyon and us (the "SECURITY DOCUMENTS").

                4. Purchase Price. The purchase price is $1,000,000 (the "PURCHASE PRICE").

                5. Closing. The closing shall occur on or before Wednesday, June 23, 2004 at 10:00 am (the "CLOSING). At the Closing, we shall deliver to you (i) the Warrants, the Promissory Note and such agreements, including customary terms and conditions, as are necessary to transfer the rights and Assets referred to above; (ii) an agreement not to sell or dispose of the common stock underlying the Warrants retained by us for one year from the Closing; (iii) an acknowledgement from the Company and Banyon that you have succeeded to our rights under the Agreements referred to above, and (iv) evidence that the security interests in the collateral for the Promissory Note have been perfected (other than obtaining mortgages on the Company's real estate and assignments of the Company's or its subsidiaries' leasehold interests).

                6.   Payment of Purchase Price and Delivery of Assets.

                (a) Purchase Price. The Purchase Price shall be paid by the Purchaser at the Closing, by delivering to the Seller a cashier's check or a wire transfer, of immediately available funds, in an amount equal to the Purchase Price. Additionally, the Seller and the Company shall deliver the additional consideration set forth in Paragraph 7 below.

                (b)  Assets.  The Seller shall  deliver to the  Purchaser at the
                     Closing: (i) the original Promissory Note: (ii) an assignment of Four Million Eight Thousand Six Hundred and Fifteen (4,008,615) Warrants; and (iii) an assignment of all of the Purchaser's rights under the Securities Purchase Agreement, the Investors Rights Agreement and the Security Documents.

                7. Retained Assets. The Seller is retaining the following Company assets:

                (a) All Current Interest through the Closing, which shall be paid at the Closing by the Company, either by cashier's check or a wire transfer, of immediately available funds (approximately $3,500).

                (b) All Accrued Interest through the Closing, which shall be paid by the Company delivering its promissory note, payable in twenty four (24) equal monthly installments, beginning June 1, 2005 and continuing monthly thereafter (the
                     "ACCRUED  INTEREST  NOTE").  The  Accrued  Interest  at the


                               Page 8 of 10 pages

                     Closing will be approximately $167,000. The Purchaser will assist the Seller in causing the Accrued Interest Note to be secured by the Company granting a mortgage on real estate owned by the Company and mutually agreeable to you and us.

                (c) Four Hundred Forty Five Thousand Four Hundred (445,400) Warrants. To the extent that the Warrant Agreement between the Company and the Purchaser is modified to extend the exercise dates or to lower the exercise price of the Warrants that the Purchaser is purchasing, the Purchaser will attempt to cause the Company to modify the Warrants that the Seller is retaining accordingly.

                8. Representations and Warranties of the Seller. The Seller will make representations, warranties and covenants customarily made in similar agreements regarding its organization, power and authority, and ability to convey the Assets free and clear of all encumbrances.

                9. Confidentiality. The Seller shall use its best efforts to cause the Company to permit the Purchaser to review the Company's books, records, projections, business plans and any other information about the Company. The Purchaser agrees that all information so provided by the Company and identified as "confidential" will be treated by the Purchaser as such, that the Purchaser will not: (a) make any use of such information unless the same shall become available to the Purchaser through non-confidential means or shall otherwise come into the public domain; and (b) the Purchaser will not use any such confidential information in connection with its purchase or sale of the Company's publicly traded shares of common stock until such information becomes public by the actions of someone other than the Purchaser.

                10. Expenses. Each party to this term sheet shall bear its own expenses, provided however, the costs associated with the issuance and delivery of the Accrued Interest Note and Mortgage shall be borne by the Company. Neither party shall be responsible for commissions payable to any broker or finder in connection with the transactions contemplated by this term sheet.

                11. Press Release. Each party agrees that it will not issue any press release about this term sheet without the prior approval of the other, which shall not be unreasonably withheld, unless, in the good faith opinion of counsel, such disclosure is required by law and time does not permit the obtaining of such consent, or such consent is withheld.

                12. Definitive Agreement; Termination. We will attempt to negotiate a definitive acquisition agreement, and we each agree that if a definitive acquisition agreement has not been executed by us by 5:00 p.m on June 16, 2004, this term sheet shall automatically be terminated and be of no further force or effect, except for item 9, relating to confidentiality and trading in the Company's shares, which shall survive any such termination.


                               Page 9 of 10 pages

                13. Non-Solicitation or Negotiation With Others. In consideration of the execution of this term sheet, we agree that, from the date hereof until June 16, 2004 at 5:00 pm, we shall discontinue all discussions or negotiations with other prospective purchasers of all or any substantial portion of the Assets and we will not, and will not permit any of our respective affiliates, officers, directors, employees, agents or representatives to, whether directly or indirectly, solicit or encourage (including by way of furnishing information) any inquiries or proposals relating to, or engage in any discussions or negotiations with respect to, the sale of all or any substantial portion of the Assets, except for inquiries or proposals from, or discussions or negotiations with, you and your authorized representatives.


                                            Very truly yours,


                                            SHELLS INVESTMENT PARTNERS, LLC


                                            /s/ John Giordano
                                            ---------------------------------
                                            John Giordano, Managing Member


Agreed and accepted this
28th day of May 2004.

GALLOWAY CAPITAL MANAGEMENT, LLC


/s/ Gary Herman
------------------------------
By: Gary Herman
    --------------------------
Its: Managing Partner
     -------------------------




                               Page 10 of 10 pages